                                                                   Exhibit 12.2


                   Statement Regarding Computation of Ratios
                      Ratios of Earnings to Fixed Charges
                         (in thousands, except ratios)



                                                                Thirty-nine weeks ended
                                                         --------------------------------------
                                                          November 1, 1997     November 2, 1996
                                                         ------------------   -----------------
  Interest ...........................................        $ 28,147            $ 22,895
  Interest factor in rental expense ..................          11,064               7,863
  Capitalized interest ...............................           1,402                 940
                                                              --------            --------
(a) Fixed charges, as defined ........................          40,613              31,698
  Earnings before income taxes .......................         121,522             124,013
  Fixed charges ......................................          40,613              31,698
  Capitalized interest ...............................          (1,402)               (940)
                                                              --------            --------
(b) Earnings, as defined .............................         160,733             154,771
(c) Ratio of earnings to fixed charges (b/a) .........             4.0x                4.9x